EXHIBIT 10.1

EXECUTION FORM

EARN OUT AGREEMENT

THIS EARN OUT AGREEMENT (“Earn Out Agreement”) is entered into effective as of June 26, 2008 (“Effective Date”) by and among Ames Bickford Cottage, L.L.C., a Kansas limited liability company, Bourbonnais Bickford House, L.L.C., a Kansas limited liability company, Burlington Bickford Cottage, L.L.C., a Kansas limited liability company, Crawfordsville Bickford Cottage, L.L.C., a Kansas limited liability company, Lincoln Bickford Cottage, L.L.C., a Kansas limited liability company, Marshalltown Bickford Cottage, L.L.C., a Kansas limited liability company, Moline Bickford Cottage, L.L.C., a Kansas limited liability company, Muscatine Bickford Cottage, L.L.C., a Kansas limited liability company, Quincy Bickford Cottage, L.L.C., a Kansas limited liability company, Rockford Bickford House, L.L.C., a Kansas limited liability company, Springfield Bickford House, L.L.C., a Kansas limited liability company, and Urbandale Bickford Cottage, L.L.C., a Kansas limited liability company, (each of the foregoing referred to individually as a “Seller” and collectively as the “Sellers”), and Care YBE Subsidiary LLC, a Delaware limited liability company (“Buyer”), and Bickford Master I, L.L.C., a Kansas limited liability company (“Tenant”), and Bickford Senior Living Group, L.L.C., a Kansas limited liability company (“Manager”) and Eby Realty Group, L.L.C., a Kansas limited liability company (“Eby”).

RECITALS

WHEREAS, pursuant to the terms of (a) that certain Purchase and Sale Contract dated as of May 14, 2008 by and among Sellers, Buyer, Tenant, Manager, Eby, and certain additional parties (the “Contract”), and (b) that certain Master Lease Agreement dated as of the Effective Date by and between Tenant (as tenant) and Buyer (as landlord, and in such capacity, “Landlord”) (as amended, restated, supplemented or otherwise modified from time to time, the “Lease”), Sellers have sold to Buyer, and Buyer has purchased from Sellers and then leased back to Tenant (as tenant) certain real, personal and intangible property and improvements constituting twelve (12) assisted living facilities located in Iowa, Nebraska, Indiana and Illinois (each a “Facility” and collectively the “Facilities”) and more particularly described in the Lease (the “Leased Property”); and

WHEREAS, as of the Effective Date, Tenant (which is an Affiliate of each of the Sellers) has subleased each Facility back to the respective Seller (as subtenant) of that Facility pursuant to certain subleases dated as of the Effective Date (as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of Buyer, the “Subleases,” and Sellers in such capacity as subtenants, the “Subtenants”); and

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WHEREAS, Sellers, Tenant, Manager and Eby (collectively, the “Seller Parties”) and Buyer agree that it is in their mutual beneficial interest to optimize the net operating income from, and the fair market value of, the Leased Property; and

WHEREAS, in connection with the purchase of the Leased Property, Buyer has agreed to provide Sellers, under certain terms and conditions as more particularly set forth herein, with the right to receive additional contingent deferred consideration from Buyer for the conveyance of the Leased Property by Sellers if certain conditions are satisfied, all as more particularly set forth hereinbelow.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Buyer and Seller Parties do hereby covenant, stipulate and agree as follows:

1. Ratification. The recitals set forth hereinabove are true and correct.

2. Definitions. For all purposes of this Earn Out Agreement, capitalized terms used herein, or incorporated within the definition of capitalized terms used herein, unless specifically defined otherwise, shall have the meaning assigned to them in the Lease.

“Accounting Period” shall mean each calendar month accounting period of Tenant. If Tenant shall, for a bona fide business reason, change its accounting period during the term of the Lease, as such term may be extended, appropriate adjustments, if any, shall be made with respect to the timing of applicable accounting and reporting requirements of this Earn Out Agreement; provided, however, that in no event shall any such change or adjustment alter the amount or frequency of payment of Minimum Rent (as such Minimum Rent is set forth in Section 3.2 of the Lease and subject to prorations and adjustments as set forth in Section 3.2 of the Lease) within any Fiscal Year, or otherwise increase or reduce any monetary obligation under the Lease. Subtenants have and shall continue to have the same accounting periods as the Tenant.

“Accounting Year” shall mean each period of twelve (12) consecutive Accounting Periods during the term of the Lease, as such term may be extended; the first Accounting Year shall commence with the first full Accounting Period after the commencement date of the Lease.

“Bickford Guaranty” shall mean that certain Guaranty of Lease by Manager dated as of the Effective Date.

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“Earn Out Payment Request Expiration Date” shall mean the date which is two (2) years and one (1) month after the Effective Date.

“Earn Out Payment” or “Earn Out Payments” shall mean additional contingent deferred consideration from Buyer for the conveyance of the Leased Property by Sellers not to exceed the amount of Seven Million One Hundred Seventy-five Thousand and no/100 dollars ($7,175,000.00) less the aggregate amounts of Landlord Expansion Payments funded by Buyer as Landlord under the Lease for Initial Expansion Projects (as said terms are defined in the Lease).

“Eby Guaranty” shall mean that certain Guaranty of Lease by Eby dated as of the Effective Date.

“Facility Property” shall mean the portion of the Land on which a Facility is located (as further described in the Lease), the Leased Improvements on such portion of the Land, the easements, rights and appurtenances relating to such portion of the Land and the Leased Improvements located thereon, the FF&E, Inventories and other personal property with respect to such Facility, the Leased Intangible Property with respect to such Facility, and other property and interests included in the Leased Property with respect to such Facility.

“Facility Revenue” shall mean, for the applicable period of time, but without duplication, all gross revenues and receipts of every kind derived by or for the benefit of a Subtenant, Tenant, or its Affiliates from operating or causing the operation of a Facility Property and all parts thereof, including, but not limited to: income from both cash and credit transactions (after reasonable deductions for bad debts and discounts for prompt or cash payments and refunds) from rental or subleasing of every kind (including any termination or cancellation fees paid in connection therewith); entrance fees, fees for health care and personal care services, in each case, net of all contractual adjustments, license, lease and concession fees and rentals, off premises catering, if any; parking (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise (other than proceeds from the sale of furnishings, fixtures and equipment no longer necessary to the operation of any Facility, which shall be deposited in the Reserve, unless the same is included within the category of Tenant Personal Property) and service charges, to the extent not distributed to employees at the Facility as gratuities, interest income except as specifically provided below; community fees; and deposits forfeited; provided, however, that Facility Revenue shall not include the following: gratuities to Facility employees; federal, state or municipal excise, sales, occupancy, use or similar taxes collected directly from residents or included as part of the sales price of any goods or services; insurance proceeds (but including proceeds of business income/rental interruption insurance); any proceeds from any sale of any Facility Property or from the refinancing of any debt encumbering any Facility Property; proceeds from the disposition of furnishings, fixture and equipment no longer necessary for the operation of any Facility; and interest which accrues on amounts deposited in the Reserve.

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“Fiscal Year” shall mean Tenant’s Fiscal Year which as of the commencement date of the Lease begins on January 1 and ends on December 31 in each calendar year. Any partial Fiscal Year between the commencement date of the Lease and the commencement of the first full Fiscal Year (except with respect to the calculation and payment of minimum rent as referenced in Section 3.1 of the Lease), shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the termination of the Lease shall also constitute a separate Fiscal Year. If Tenant’s Fiscal Year is changed in the future, appropriate adjustments to this Earn Out Agreement’s reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the term of the Lease or in any way reduce the payments due under the Lease. Each full Fiscal Year shall consist of twelve Accounting Periods. Subtenants have and shall continue to have the same Fiscal Year periods as Tenant.

“Lease Coverage Ratio” shall mean the ratio of (i) Net Operating Income for the preceding six (6) Accounting Periods multiplied by two (2) divided by (ii) the total of all Minimum Rent due under the Lease for the next twelve (12) Accounting Periods, including all scheduled increases in such Minimum Rent during such period, including the increased Minimum Rent due as a result of the Earn Out Payment.

“Net Operating Income” shall mean an amount equal to the Total Facilities Revenue less the Property Expenses for the Leased Property for the applicable period of time.

“Property Expenses” shall have the meaning assigned that term in the Lease for all of the Facility Properties and shall include, without limitation, all operating expenses, capital reserves, and tax and insurance expenses (including all amounts paid into any reserve or escrow account); provided, however, that for the purposes of this Earn Out Agreement, Property Expenses shall also be deemed to include management fees of no less than five percent (5%) of Total Facilities Revenue.

“Total Facilities Revenue” shall mean, for the applicable period of time, but without duplication, the aggregate Facility Revenue for all Facilities, including all the Leased Property.

3. Earn Out Payment. Sellers shall have the option to apply for an Earn Out Payment within thirty (30) days after the end of the Fiscal Quarter ending September 30, 2008 and within thirty (30) days after the end of each subsequent Fiscal Quarter ending prior to the Earn Out Payment Request Expiration Date, if all of the following conditions are satisfied:

a. Sellers shall have delivered to Buyer on or before the Earn Out Payment Request Expiration Date, a Notice requesting the Earn Out Payment,stating the specific amount requested, together with evidence satisfactory to Buyer that the conditions set forth in Sections 3(b) and 3(c) below have been satisfied; and

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b. the Lease Coverage Ratio at the time of Sellers’ Notice request for the Earn Out Payment is not less than 1.10; and

c. (i) Tenant shall have submitted Requests for Landlord Expansion Payments with respect to each of the Initial Expansion Projects pursuant to Section 6.2 and Section 17.10 of the Lease and Landlord shall have funded the applicable Landlord Expansion Payments, except for any final Request for Landlord Expansion Payment which may not yet have been processed for payment or paid but for which Tenant’s Lease Coverage Ratio qualifies Tenant to receive the requested Landlord Expansion Payment, (ii) Tenant shall have substantially completed at least two (2) of the Initial Expansion Projects (as evidenced by the issuance of occupancy permits by the applicable Governmental Agencies with respect to the Initial Expansion Projects) by the Earn Out Payment Request Expiration Date, and (iii) Tenant shall have committed to Buyer (as Landlord) to construct and substantially complete the remaining Initial Expansion Projects by not later than the 3rd anniversary of the Effective Date (as evidenced by the issuance of occupancy permits), subject to the disbursement as contemplated by the Lease of funds from any Expansion Project Escrow Account to pay for completion of such Initial Expansion Projects, as contemplated by Section 6.2 of the Lease.

4. Payment of Earn Out Payment and Adjustment of Minimum Rent. In the event the conditions set forth in Section 3 above have been satisfied, Seller shall be entitled to receive payment of such Earn Out Payment from Buyer within sixty (60) days after Buyer’s receipt of Sellers’ Notice that all four (4) Initial Expansion Projects have been substantially completed, with evidence that occupancy permits have been issued for all such Initial Expansion Projects; provided, however, that delivery of the Earn Out Payment to Sellers shall be made subject to the following conditions:

(a) The amount of the Earn Out Payment shall be limited to the maximum amount that Tenant can receive and remain in compliance with the Lease Coverage Ratio (to equal not less than 1.10) after adjusting the Lease Coverage Ratio to reflect the increased annual Minimum Rent due as a

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result of the Earn Out Payment, all as determined by Buyer in Buyer’s reasonable discretion and tested as of the end of the last Fiscal Quarter preceding the application for an Earn Out Payment, provided such maximum amount is subject to further reduction to satisfy the additional Lease Coverage Ratio condition in clause (c)(iii) below.

(b) Sellers’ Notice of substantial completion of the four (4) Initial Expansion Project shall be delivered to Buyer not later than the 3rd anniversary of the Effective Date.

(c) On the day the Earn Out Payment is scheduled to be paid to Sellers (the “Earn Out Payment Date”), which date shall not be later than sixty (60) days following the 3rd anniversary of the Effective Date, Landlord’s obligation to make the Earn Out Payment shall be conditioned upon the following: (i) the Lease shall remain in full force and effect and there shall be no uncured Default or Event of Default under the Lease of which notice has been given to Tenant or which otherwise is known to Tenant or Sellers (provided however the Earn Out Payment Date shall be extended by Buyer if necessary to allow Tenant and other Seller Parties an opportunity to take advantage of any applicable cure rights with respect thereto), (ii) the Total Costs for the Initial Expansion Projects shall have been paid in full or reserved against in a manner reasonably satisfactory to Buyer, and Buyer shall have been furnished with evidence of such payment, and (iii) the Lease Coverage Ratio, tested as of the end of the last Fiscal Quarter ending prior to the Earn Out Payment Date, is not less than 1.10, or if it would be less when so tested, then the amount of the Earn Out Payment payable to Sellers shall be reduced to an amount (but not below $0), which would result in the Lease Coverage Ratio being not less than 1.10. During any interim period between an Earn Out Payment Request and a subsequent Earn Out Payment Date, Landlord shall have no obligation to fund the requested Earn Out Payment into any escrow account.

(d) The increase in Minimum Rent and Additional Minimum Rent due by reason of the Earn Out Payment shall be increased effective as of the Earn Out Payment Date as provided in the Lease and Exhibit C to the Lease, with the Landlord’s Investment being increased by the amount of the Earn Out Payment. At Buyer’s request, Exhibit C to the Lease shall be updated or amended to reflect the increased Minimum Rent and Additional Minimum Rent effective as of the Earn Out Payment Date. The Seller Parties hereby consent to such increases in the Minimum Rent and Additional Minimum Rent, and any such updated or amended Exhibit C to the Lease.

(e) Upon request by Buyer, on or prior to the Earn Out Payment Date, Tenant shall deliver to Buyer a Lease amendment executed by Tenant reflecting the increased Minimum Rent and Additional Minimum Rent effective as of the Earn Out Payment Date.

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(f) If requested by Buyer, on or before the Earn Out Payment Date, the Sellers shall execute a written consent to the applicable updated or amended Exhibit C to the Lease, or an amendment to the Lease, for the Sellers to confirm the related increased rent under their respective Subleases and their guaranty.

(g) On or prior to the Earn Out Payment Date, Eby, as guarantor of Tenant’s obligations under the Lease, shall deliver to Buyer a written consent to the Lease amendment (if a Lease amendment is executed) and a ratification of the Eby Guaranty and its obligations thereunder; and

(g) On or prior to the Earn Out Payment Date, Manager, as guarantor of Tenant’s obligations under the Lease, shall deliver to Buyer a written consent to the Lease amendment (if a Lease amendment is executed) and a ratification of the Bickford Guaranty and its obligations thereunder.

5. Transfers Prohibited Without Consent. Sellers shall not, without the prior written consent of Buyer in each instance (which consent may be withheld by Buyer in its sole discretion for any reason or for no reason at all), sell, assign or otherwise transfer their interest in this Earn Out Agreement, or grant or permit any lien or encumbrance on or security interest in Sellers’ interest in this Earn Out Agreement other than any sale, transfer or conveyance by Sellers to (i) any Seller Party or its members, officers, directors or partners or (ii) any parent or affiliate of any Seller Party or its shareholders, members or partners.

6. Events of Termination. This Earn Out Agreement shall terminate and be of no further force and effect upon the occurrence of any of the following events:

(a) An Event of Default (as defined in the Lease) shall have occurred and Buyer within sixty (60) days of such occurrence shall have delivered notice to Seller Parties of Buyer’s election to terminate this Earn Out Agreement; or

(b) A termination of the Lease, any Sublease, the Eby Guaranty, or the Bickford Guaranty for any reason other than a default of Landlord under the Lease.

7. Entire Agreement; Memorandum for Recording. This Earn Out Agreement constitutes the entire agreement of Buyer and Seller Parties with respect to the Earn Out Payment, and supersedes any prior or contemporaneous

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agreement with respect thereto. No amendment or modification of this Earn Out Agreement shall be binding upon the parties unless made in writing and signed by both Buyer and Sellers. In the event of a sale of the Leased Property prior to the Earn Out Expiration Date, unless Buyer provides security for or other assurances of payment of the Earn Out Payment which is or are acceptable to Sellers in their reasonable discretion, then Buyer’s successor with respect to the Leased Property and the Lease shall be required to assume and take subject to Buyer’s rights and obligations hereunder.

8. Notices. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Earn Out Agreement shall be given in writing and delivered either by hand, by fax with acknowledgment of receipt, or by mail or UPS or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by UPS or Federal Express or similar carrier). All such notices shall be deemed to have been given upon the date of acknowledged receipt, in the case of a notice by fax, and, in all other cases, upon the date of receipt or refusal. All such notices shall be addressed as follows:

If to any Seller Party:	Eby Realty Group, L.L.C. 13795 S. Mur-Len Road, Suite 301, Olathe, Kansas 66062 Phone: (913) 782-6904 Fax: (913) 782-6904 Attn: Michael D. Eby

with a copy to:	Husch Blackwell Sanders LLP 4801 Main Street, Suite 1000 Kansas City, MO 64112 Phone: (816) 983-8223 Fax: (816) 983-8080 Attn: Linda K. Tiller, Esq.

If to Buyer:	Care YBE Subsidiary LLC c/o Care Investment Trust Inc. 483 Little Lake Drive, Suite 100 Ann Arbor, MI 48103 Attn: Scott Kellman Phone: (734) 222-5264 Fax: (734) 913-0712

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Care YBE Subsidiary LLC c/o Care Investment Trust Inc. 1500 Market Street, 12th Floor, East Tower Philadelphia, PA 19102 Attn: Portfolio Mgr. (Bickford) Phone: (215) 246-3484 Fax: (877)525-9182

Care YBE Subsidiary LLC c/o Care Investment Trust Inc. 505 Fifth Avenue, 6th Floor New York, New York 10017 Attn: Senior Counsel Phone: (212) 771-9317 Fax: (212) 771-9317

With a copy to:	Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 Nashville, Tennessee 37219 Attn: Barrett B. Sutton, Esq. Phone: (615) 850-8717 Fax: (615) 244-6804

By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Earn Out Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

9. Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a “calendar” day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday or legal holiday, the time therefor shall be extended to the next business day.

10. Counterparts, Headings. This Earn Out Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Captions and headings in this Earn Out Agreement are for purposes of reference only and shall in no way define, limit or describe the scope or intent of, or otherwise affect, the provisions hereof.

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11. Applicable Law. This Earn Out Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas. Notwithstanding the foregoing, the Seller Parties hereby consent and agree to non-exclusive jurisdiction and venue in New York City, State of New York.

12. No Partnership or Joint Venture. Buyer shall not, by virtue of this Earn Out Agreement, in any way or for any purpose, be deemed to be a partner or joint venturer of any of the Seller Parties.

13. Default. In the event of a breach of or default under the terms of this Earn Out Agreement by either party, the other party shall be entitled to pursue any remedies available to it at law or in equity.

14. Costs and Attorneys’ Fees. If either Buyer or any Seller Parties shall bring an action to recover any sum due hereunder, or for any breach hereunder, and shall obtain a judgment or decree in its or their favor, the court may award to such prevailing party its reasonable costs and reasonable attorney’s fees based upon service rendered at hourly rates, specifically including reasonable attorney’s fees incurred in connection with any appeals (whether or not taxable as such by law). In addition to the foregoing, Seller Parties shall, and hereby agree to, indemnify and save and hold Buyer harmless from and against and reimburse Buyer for fees and expenses (including, without limitation, reasonable attorney’s fees based upon service rendered at hourly rates) up to the amount of One Thousand and no/100 Dollars ($1,000.00) in each instance incurred by Buyer which is occasioned by or results, directly or indirectly, from any amendment or legal work necessary to effect an Earn Out Payment including, but not limited to, any amendment to the Lease or this Earn Out Agreement.

15. Waiver of Jury Trial. BUYER AND EACH SELLER PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, THE RIGHT ANY OF THEM OR THEIR SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION PROCEEDINGS OR COUNTERCLAIM, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS EARN OUT AGREEMENT OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, THE RELATIONSHIP OF BUYER AND SELLER PARTIES HEREUNDER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO BUYER’S ENTRY INTO THIS EARN OUT AGREEMENT.

16. Successors and Assigns. The agreements, terms, provisions, covenants and conditions contained in this Earn Out Agreement shall be binding upon and inure to the benefit of Buyer and the respective Seller Parties and, to the extent permitted herein, their respective successors and assigns.

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17. Term. This Earn Out Agreement shall terminate sixty-one (61) days after the 3rd anniversary of the Effective Date, unless the Earn Out Payment Date shall have been extended pursuant to Section 4(c) above, in which event this Earn Out Agreement shall terminate on the day following such extended date.

[Signatures provided on following counterpart signature pages]

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IN WITNESS WHEREOF, the parties have caused these presents to be executed intending to be legally bound by the provisions herein contained.

BUYER:

CARE YBE SUBSIDIARY LLC, a Delaware limited liability company

By: Care Investment Trust, Inc., its sole member

By:
Printed Name:
Its:

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Signature Page

SELLERS:	SELLERS:

AMES BICKFORD COTTAGE, L.L.C., a Kansas limited liability company	BOURBONNAIS BICKFORD HOUSE, L.L.C., a Kansas limited liability company

By:	By:
Printed Name: Michael D. Eby	Printed Name: Michael D. Eby
Its: Executive Vice President	Its: Executive Vice President

CRAWFORDSVILLE BICKFORD COTTAGE, L.L.C., a Kansas limited liability company	LINCOLN BICKFORD COTTAGE, L.L.C., a Kansas limited liability company

By:	By:
Printed Name: Michael D. Eby	Printed Name: Michael D. Eby
Its: Executive Vice President	Its: Executive Vice President

MARSHALLTOWN BICKFORD COTTAGE, L.L.C., a Kansas limited liability company	MOLINE BICKFORD COTTAGE, L.L.C., a Kansas limited liability company

By:	By:
Printed Name: Michael D. Eby	Printed Name: Michael D. Eby
Its: Executive Vice President	Its: Executive Vice President

MUSCATINE BICKFORD COTTAGE, L.L.C., a Kansas limited liability company	QUINCY BICKFORD COTTAGE, L.L.C., a Kansas limited liability company

By:	By:
Printed Name: Michael D. Eby	Printed Name: Michael D. Eby
Its: Executive Vice President	Its: Executive Vice President

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Signature Page

SELLERS:	SELLERS:

ROCKFORD BICKFORD HOUSE, L.L.C., a Kansas limited liability company	SPRINGFIELD BICKFORD HOUSE, L.L.C., a Kansas limited liability company

By:	By:
Printed Name: Michael D. Eby	Printed Name: Michael D. Eby
Its: Executive Vice President	Its: Executive Vice President

URBANDALE BICKFORD COTTAGE, L.L.C., a Kansas limited liability company	BURLINGTON BICKFORD COTTAGE, L.L.C., a Kansas limited liability company

By:	By:
Printed Name: Michael D. Eby	Printed Name: Michael D. Eby
Its: Executive Vice President	Its: Executive Vice President

TENANT:

BICKFORD MASTER I L.L.C., a Kansas limited liability company

By:
Printed Name: Michael D. Eby
Its: Executive Vice President

MANAGER:	EBY:

BICKFORD SENIOR LIVING GROUP, L.L.C., a Kansas limited liability company	EBY REALTY GROUP, LLC, a Kansas limited liability company

By:
By: Eby Realty Group, L.L.C., its Manager	Printed Name: Michael D. Eby Its: Executive Vice President

By:
Printed Name: Michael D. Eby
Its: Executive Vice President

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Signature Page